Exhibit 99.1

Net Asset Value

We calculate net asset value per Share in accordance with our valuation policies and procedures. GAAP net asset value (“GAAP Net Asset Value”) is the net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Transactional Net Asset Value is used to calculate the prices at which we sell our Shares, which is calculated by adjusting our GAAP Net Asset Value as of each relevant valuation date for the recognition of the distribution and servicing fee on a monthly basis as such fee is accrued. The following table provides a breakdown of the major components of Transactional Net Asset Value as of September 30, 2026 ($ in thousands, except shares):

Components of Transactional Net Asset Value
Investments at fair value (cost $190,219)	$189,277
Cash and cash equivalents	2,279
Other assets	10,241
Other liabilities	(23,483)
Distribution payable	(1,016)
Transactional Net Asset Value	$177,297
Number of outstanding Shares	6,944,287

The following table provides a breakdown of total Transactional Net Asset Value and Transactional Net Asset Value per Share by class as of September 30, 2026 ($ in thousands, except shares and per share data):

Class	Monthly Transactional Net Asset Value	Number of outstanding shares	Transactional Net Asset Value per share as of September 30, 2026
Series I
I Shares	$3	110	$25.49
D Shares	$3	110	$25.49
S Shares	$3	110	$25.49
F-I Shares	$13,764	540,002	$25.49
F-D Shares	$10,596	415,712	$25.49
F-S Shares	$54,575	2,141,094	$25.49
E Shares	$262	10,297	$25.49
Series II
I Shares	$3	100	$25.57
D Shares	$3	100	$25.57
S Shares	$3	100	$25.57
F-I Shares	$4,242	165,909	$25.57
F-D Shares	$42,214	1,651,216	$25.57
F-S Shares	$15,376	601,416	$25.57
E Shares	$36,252	1,418,011	$25.57
Total	$177,297	6,944,287

* Amounts may not sum due to rounding.

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles Transactional Net Asset Value to GAAP Net Asset Value as of September 30, 2026 ($ in thousands):

As of September 30, 2026
GAAP Net Asset Value	$174,394
Adjustment:
Distribution and servicing fees (1)	2,903
Transactional Net Asset Value	$177,297

(1) Adjustment applies to D Shares, S Shares, F-D Shares and F-S Shares of both Series I and Series II sold, as they are accrued on a monthly basis. For purposes of Transactional Net Asset Value, we recognize the distribution and servicing fee as a reduction to Transactional Net Asset Value on a monthly basis as such fee is accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the distribution and servicing fee, as applicable, for the estimated remaining life of such Shares as of the date of such Transactional Net Asset Value.